Exhibit 99.1

RMG Acquisition Corp. Announces Class A Common Stock and Warrants to Commence Trading Separately on April 1, 2018

NEW YORK, Mar. 29, 2019 /PRNewswire/ -- RMG Acquisition Corp. (the “Company”) announced today that commencing on April 1, 2019, the holders of the Company’s units may elect to separately trade the Class A common stock and warrants underlying the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Units that are not separated will continue to trade on the New York Stock Exchange under the symbol “RMG.U” and the Class A common stock and the warrants will trade under the symbols “RMG” and “RMG.WS,” respectively. Holders of units will need to have their brokers contact American Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the holders’ units into shares of Class A common stock and warrants.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for its initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:
Philip Kassin
(212) 220-9503